LeBoeuf, Lamb, Greene& MacRae, L.L.P.
                              125 West 55th Street
                               New York, NY 10019





                                                               February 28, 2003


Deutsche Bank Trust Company Americas
60 Wall Street
New York, NY 10005


Dear Ladies and Gentlemen

     We have acted as special U.S. counsel to Deutsche Bank Trust Company Americas, as depositary (the "Depositary"), in connection with the registration on Form F-6 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of 100,000,000 American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs"), each ADS representing the right to receive 2 ordinary shares, with no nominal value ("Ordinary Shares"), of Gemplus International S.A., a societe anonyme organized under the laws of the Grand Duchy of Luxembourg (the "Company").

     In arriving at the opinion expressed below, we have reviewed the following documents:

     (a) an executed copy of the Deposit Agreement, dated as of December 7, 2000, among the Company, Citibank, N.A. (as predecessor depositary), and all owners and beneficial owners from time to time of the ADRs issued thereunder (as supplemented by the "Supplemental Agreement", the "Deposit Agreement");

     (b) an executed copy of the Supplemental Agreement to the Deposit Agreement, dated as of February 11, 2003, between the Company and the Depositary (the "Supplemental Agreement"); and

     (c) the Registration Statement.

     In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinions expressed below.

     In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

     Based upon the foregoing and subject to the Registration Statement being declared effective, it is our opinion that upon the issuance by the Depositary of ADRs evidencing ADSs against the deposit of Ordinary Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued and the persons in whose names the ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

     We hereby consent to the use of this opinion letter as Exhibit (d) to the Registration Statement. In giving such consent, we do not admit thereby that we are within the category of person whose consent is required under Section 7 of the Securities Act.

                                      Very truly yours,

                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.

                                      LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.